EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in Registration Statement No. 333-36277 on Form S-8 of our reports dated March 15, 2006, relating to the consolidated financial statement and financial statement schedules of Reading International, Inc. and its subsidiaries and management’s report on internal control over financial reporting, appearing in this Annual Report on Form 10-K of Reading International, Inc. for the year ended December 31, 2005.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 15, 2006